Exhibit 10.11

Execution Version

SECOND TEMPORARY WAIVER UNDER CREDIT AGREEMENT

THIS SECOND TEMPORARY WAIVER UNDER CREDIT AGREEMENT (this “Temporary Waiver”) is entered into as of January 17, 2024 (the “Effective Date”) by and among FLUENT, LLC, a Delaware limited liability company (the “Borrower”), the Required Lenders party hereto, and CITIZENS BANK, N.A., a national banking association, as administrative agent for the Lenders under the Credit Agreement (as hereinafter defined) (in such capacity, the “Administrative Agent”). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement (as defined below).

WHEREAS, the Borrower, the Guarantors, certain banks and financial institutions from time to time party to the Credit Agreement (the “Lenders”) and the Administrative Agent are parties to that certain Credit Agreement, dated as of March 31, 2021 (as amended by that certain First Amendment to Credit Agreement, dated as of September 3, 2021, that certain Second Amendment to Credit Agreement, Waiver, Acknowledgment and Joinder, dated as of December 19, 2022, that certain Third Amendment to Credit Agreement, dated as of May 15, 2023, that certain Fourth Amendment to Credit Agreement, dated as of August 21, 2023, and as the same may be further amended, modified, extended, restated, replaced or supplemented from time to time, including by this Amendment, the “Credit Agreement”);

WHEREAS, those certain Events of Default listed on Exhibit A attached hereto have occurred and are continuing (the “Specified Events of Default”);

WHEREAS, the Parties entered into that certain Temporary Waiver Under Credit Agreement dated as of November 15, 2023 (the “First Waiver Effective Date”), pursuant to which the Waiver Period (as defined therein) is set to expire on January 15, 2024; and

WHEREAS, the Borrower has requested that the Administrative Agent and Required Lenders continue to temporarily waive the Specified Events of Default for a period after January 15, 2024, and, subject to the satisfaction of the conditions set forth herein, the Administrative Agent and the Required Lenders signatory hereto are willing to do so, on a temporary basis, in accordance with the terms hereof.

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, and intending to be legally bound, the parties hereto agree as follows:

SECTION 1. Acknowledgment and Temporary Waiver.

(a)    Each Credit Party acknowledges that: (i) each of the Specified Events of Default has occurred and is continuing and has not been cured; and (ii) if the Specified Events of Default are not waived, an Event of Default shall be deemed to be continuing.

(b)    Subject to the terms and conditions set forth in this Temporary Waiver, including without limitation the conditions to effectiveness set forth in Section 3 below, the limitations set forth in Section 4 below, and the covenants set forth in Section 5 below, and at the request of the Credit Parties, the Administrative Agent and the Lenders party hereto hereby temporarily waive the Specified Events of Default from the date hereof until the earlier of (the “Waiver Termination Date”): (1) the occurrence of any other Event of Default; or (2) January 26, 2024. As used herein, the term “Waiver Period” shall mean the period beginning on the Waiver Effective Date (as defined below) and ending on the Waiver Termination Date. Upon the Waiver Termination Date: (a) the waiver set forth in this Section 1(b) shall be deemed of no further force and effect; and (b) the Specified Events of Default shall be deemed to be continuing.

(c)    Acknowledgment of Rights and Remedies.

(i)    Each Credit Party (i) acknowledges that the Specified Events of Default have occurred and are continuing; and (ii) acknowledges and agrees that but for the terms of this Temporary Waiver, the Administrative Agent may, with the consent or at the direction of the Required Lenders, proceed to enforce its rights and remedies, on behalf of the Lenders, under the Credit Documents to collect the Obligations owing under the Credit Agreement and the other Credit Documents.

(ii)    Each Credit Party acknowledges that on and after the Waiver Termination Date, the Administrative Agent may, with the consent or at the direction of the Required Lenders, proceed on behalf of the Lenders and in accordance with the terms of the Credit Agreement and any other Credit Documents, whether with respect to the Specified Events of Default or other Events of Default, if any, to enforce any or all of its rights and remedies under or in respect of this Temporary Waiver, the Credit Agreement, any of the other Credit Documents or applicable law, including, without limitation, the right: (i) to commence any legal or other action to collect any or all of the Obligations from any or all of the Credit Parties and any other person liable therefor and/or any Collateral; (ii) to foreclose or otherwise realize on any or all of the Collateral and/or as appropriate, set-off or apply to the payment of any or all of the Obligations, any or all of the Collateral; (iii) to vote Collateral consisting of equity interests by proxy; (iv) to exercise dominion over cash in deposit accounts; (v) to take any other enforcement action or otherwise exercise any or all rights and remedies provided for by any or all of the Credit Agreement, the other Credit Documents or applicable law; and (vi) to reject any subsequent waiver, financial restructuring or other proposal made by or on behalf of the Credit Parties, or any of them, or any creditor or equity holder, in each case in accordance with the Credit Documents.

(d)    No Permanent Waiver or Amendment. Except as expressly set forth herein, nothing in this Temporary Waiver, nor any of the Required Lenders’ or the Administrative Agent’s entry into this Temporary Waiver or any of the documents referenced herein, their negotiations with any party with respect to any Credit Document, their conduct of any analysis or investigation of any Collateral for the Obligations or any Credit Document, their acceptance of any payment from any Credit Party or any other party, or any other action or failure to act on the part of the Administrative Agent or the Lenders, shall: (i) constitute an extension, modification or permanent waiver of, or give rise to any obligation on the part of the Administrative Agent and the Lenders to extend, modify or permanently waive, any term, condition or other aspect of the Credit Agreement or the other Credit Documents; (iii) extend the terms of the Credit Agreement or the due date of any of the Obligations; or (iv) give rise to any defenses or counterclaims to the right of the Administrative Agent and the Lenders, from and after the Waiver Termination Date, to compel payment of the Obligations or to otherwise enforce their rights and remedies described in the Credit Agreement, the other Credit Documents, or otherwise provided by applicable law. Except as expressly limited herein, the Administrative Agent and the Required Lenders hereby expressly reserve all of their rights and remedies described in the Credit Agreement and the other Credit Documents, or otherwise provided by applicable law that may exist by virtue of the Specified Events of Default, and from and after the Waiver Termination Date, the Administrative Agent and the Lenders shall be entitled to enforce such rights and remedies according to the original terms of the Credit Documents. This Temporary Waiver shall not constitute a course of dealing with the parties hereto at variance with the Credit Agreement such as to require further notice by the Administrative Agent or the Lenders to require strict compliance with the terms of the Credit Agreement and the other Credit Documents in the future. The Credit Parties acknowledge and expressly agree that the Administrative Agent and the Required Lenders reserve the right to, and do in fact, require strict compliance with all terms and provisions of the Credit Agreement and the other Credit Documents.

SECTION 2. Domestic Unrestricted Cash. Notwithstanding anything to the contrary in the Credit Agreement, during the period beginning December 25, 2023 through and including the Waiver Termination Date (the “Cash Modification Period”), the Credit Parties shall not be required to comply with Section 5.9(d) of the Credit Agreement; provided, that, at all times during the Cash Modification Period, each Credit Party shall, and shall cause each of its Subsidiaries, to (i) maintain Domestic Unrestricted Cash on the balance sheet of the Credit Parties and their Subsidiaries (but excluding any cash received on such date in connection with any Loan or other incurrence of Indebtedness) in an amount equal to or greater than $10,000,000 and (ii) on each Monday (or if such Monday is not a Business Day, the next succeeding Business Day), furnish to Administrative Agent (which will promptly be distributed to Lenders) an officer’s certificate prepared by the chief financial officer or other Responsible Officer of the Borrower with knowledge as to the financial condition of the Credit Parties and their Subsidiaries (x) stating that, as of the Friday preceding the delivery of such officer’s certificate, the Credit Parties and their Subsidiaries are in compliance with Section 2 of this Temporary Waiver, and (y) attaching account balances as of the Friday preceding the delivery of such officer’s certificate, and the failure to do so shall constitute an immediate Event of Default under the Credit Agreement, which is not a Specified Event of Default.

SECTION 3. Conditions to Effectiveness. Notwithstanding any other provision of this Temporary Waiver and without affecting in any manner the rights of the Administrative Agent and the Lenders hereunder, it is understood and agreed that this Temporary Waiver shall not become effective, and the Credit Parties shall have no rights under this Temporary Waiver, until satisfaction of the following conditions precedent (the date on which all such conditions precedent are satisfied, the “Waiver Effective Date”):

(a)    the Administrative Agent shall have received executed counterparts to this Temporary Waiver from each of the Credit Parties, the Required Lenders and the Required Revolving Lenders;

(b)    Payment by the Borrower of (i) all outstanding fees and expenses required to be paid under the Credit Agreement, including, but not limited to, fees and expenses of the Administrative Agent and its advisors (including, but not limited to, counsel and financial advisors) and (ii) the fee due and payable pursuant to that certain Fee Letter dated as of the date hereof;

(c)    the representations and warranties in Section 7 of this Temporary Waiver being true and accurate.

SECTION 4. Limitations to this Temporary Waiver. Each Credit Party hereby agrees that, notwithstanding the waiver set forth in Section 1(b), it shall not, nor will it permit any Subsidiary to, without the prior written consent of the Administrative Agent, during the Waiver Period:

(a)    create or incur any new Indebtedness pursuant to Section 6.1(i) of the Credit Agreement;

(b)    create or incur any new Indebtedness pursuant to Section 6.1(j) of the Credit Agreement;

(c)    create, incur, or assume any new Liens pursuant to Section 6.2(cc) of the Credit Agreement;

(d)    permit the sale, lease or transfer of property or assets pursuant to Section 6.4(a)(iv)(A)(3) of the Credit Agreement;

(e)    permit the sale, lease or transfer of property or assets pursuant to Section 6.4(a)(vi) of the Credit Agreement;

(f)    permit the sale, lease or transfer of property or assets pursuant to Section 6.4(a)(viii) of the Credit Agreement;

(g)    permit the sale, lease or transfer of property or assets pursuant to Section 6.4(a)(xiv) of the Credit Agreement;

(h)    make any Investment pursuant to Section 6.5(e) of the Credit Agreement;

(i)    make any Investment pursuant to Section 6.5(g) of the Credit Agreement;

(j)    make any Investment pursuant to Section 6.5(h)(i) of the Credit Agreement;

(k)    make any Investment pursuant to Section 6.5(h)(ii) of the Credit Agreement;

(l)    make any Investment pursuant to Section 6.5(k) of the Credit Agreement;

(m)    make any Investment pursuant to Section 6.5(p) of the Credit Agreement;

(n)    make any Investment pursuant to Section 6.5(q) of the Credit Agreement;

(o)    directly or indirectly, declare, order, make or set apart any sum for or pay any Restricted Payment pursuant to Section 6.9(d) of the Credit Agreement;

(p)    directly or indirectly, declare, order, make or set apart any sum for or pay any Restricted Payment pursuant to Section 6.9(e) of the Credit Agreement;

(q)    directly or indirectly, declare, order, make or set apart any sum for or pay any Restricted Payment pursuant to Section 6.9(h) of the Credit Agreement; and

(r)    directly or indirectly, declare, order, make or set apart any sum for or pay any Restricted Payment pursuant to Section 6.9(i) of the Credit Agreement.

Failure to comply with the foregoing shall constitute an immediate Event of Default under the Credit Agreement.

SECTION 5. Covenants. As a material inducement to the execution by the Administrative Agent and the Required Lenders of this Temporary Waiver, in addition to the Credit Parties’ other covenants set forth in the Credit Agreement and the other Credit Documents, each Credit Party agrees, as applicable, that it shall comply with each of the following covenants on and after the Effective Date and that the failure to comply with any of such covenants after the applicable due date shall constitute an immediate Event of Default under the Credit Agreement, which is not a Specified Event of Default:

(a)    In addition to any and all reporting requirements set forth in the Credit Agreement, the Borrower shall provide to the Administrative Agent (for subsequent distribution to Lenders) the following during the Waiver Period, which in each case shall be in form and substance acceptable to Administrative Agent in its sole discretion:

(i)    On each Monday, a thirteen-week cash report for the subsequent week setting forth all forecasted receipts and disbursements on a weekly basis (“Cash Forecast”) and a variance report (A) comparing the Credit Parties’ actual cash receipts, disbursements, and cash flows for the immediate preceding week to projected cash receipts, disbursements, and cash flows for such week as set forth in the immediately prior Cash Forecast, (B) comparing the material variances to the amounts set forth in the applicable Cash Forecast, and (C) including footnotes or other similar notations describing any material differences in the actual versus forecasted results (and the Credit Parties’ shall provide the Administrative Agent access to the Credit Parties’ management team to discuss material variances);

(ii)    On or prior to the fifteenth (15th) day of each calendar month (commencing on December 15, 2023), (A) a copy of the projected Consolidated statements of income for the Parent and its Subsidiaries for such monthly period and for the portion of the fiscal year ending with such period, in each case setting forth in comparative form Consolidated figures for the corresponding period or periods of the preceding fiscal year and including management discussion and analysis of operating results inclusive of operating metrics in comparative form and (ii) a certificate of a Responsible Officer substantially in the form of Exhibit 5.2(b) of the Credit Agreement stating that (x) such financial statements present fairly in all material respects the financial position of the Credit Parties and their Subsidiaries on a consolidated basis for the periods indicated in conformity with GAAP (subject, in the case of interim statements, to normal recurring year end audit adjustments and the absence of footnotes) applied on a consistent basis and (y) such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and such certificate shall include the calculations in reasonable detail required to indicate compliance with Section 5.9 of the Credit Agreement as of the last day of such monthly period;

SECTION 6. Revolving Loans, Swingline Loans, and Letters of Credit. Notwithstanding any of the waivers set forth in this Temporary Waiver, the Credit Parties acknowledge and agree that they will not request any additional Revolving Loans, Swingline Loans or Letters of Credit from any Lender and that notwithstanding the temporary waiver set forth in Section 1(b) hereof, as a condition to the Lenders providing the waivers set forth in Section 1(b) hereof, no Lender is obligated to provide nor shall any Lender provide any Revolving Loans, Swingline Loans or Letters of Credit pursuant to the Credit Agreement during the Waiver Period.

SECTION 7. Representations. To induce the Required Lenders and the Administrative Agent to enter into this Temporary Waiver, each Credit Party hereby represents and warrants to the Lenders and the Administrative Agent that:

(a)    Each of the Credit Parties has full power and authority and the legal right to make, deliver and perform this Temporary Waiver and has taken all necessary limited liability company, partnership or corporate action, as applicable, to authorize the execution, delivery and performance by it of the Temporary Waiver. The Temporary Waiver has been duly executed and delivered on behalf of each Credit Party. The Temporary Waiver constitutes a legal, valid and binding obligation of each Credit Party, enforceable against such Credit Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

(b)    The execution, delivery and performance by each Credit Party of this Temporary Waiver (a) will not violate any Requirement of Law or any Contractual Obligation of any Credit Party, except those as to which waivers or consents have been obtained or those where such violation could not reasonably be expected to have a Material Adverse Effect, (b) will not conflict with, result in a breach of or constitute a default under (i) the articles of incorporation, bylaws, articles of organization, operating agreement or other organization documents of the Credit Parties, (ii) any material Contractual Obligation to which such Person is a party or (iii) any order, injunction, writ or decree of any Governmental Authority to which such Person or its property is subject, except in the case of clause (b)(ii) and (b)(iii) where such conflict could not reasonably be expected to have a Material Adverse Effect and (c) will not result in, or require, the creation or imposition of any Lien on any Credit Party’s properties or revenues pursuant to any Requirement of Law or Contractual Obligation other than the Liens arising under or contemplated in connection with the Credit Documents or Permitted Liens.

(c)    After giving effect to this Temporary Waiver, the representations and warranties contained in the Credit Agreement and the other Credit Documents are true and correct in all material respects, and no Event of Default has occurred and is continuing as of the date hereof other than the Specified Events of Default.

SECTION 8. Miscellaneous.

(a)    Continuing Effectiveness of Credit Documents. All terms of the Credit Agreement and the other Credit Documents shall be and remain in full force and effect and shall constitute the legal, valid, binding and enforceable (except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability) obligations of the Credit Parties party thereto.

(b)    Reaffirmation of Obligations and Acknowledgment of Indebtedness. Each Credit Party hereby acknowledges that the Credit Documents and the Obligations constitute the valid and binding obligations of such Credit Party enforceable against such Credit Party, and each Credit Party hereby reaffirms its obligations under the Credit Documents. Additionally, each Credit Party hereby acknowledges that, as of the date hereof: (a) the Borrower is indebted to the Lenders in the principal amount of at least $32,500,000.00 with respect to the Term Loans; (b) the Borrower is indebted to the Lenders in the principal amount of at least $0.00 respect to the Revolving Loans (inclusive of outstanding Letters of Credit); and (c) the aggregate face amount of all issued and outstanding Letters of Credit is $1,479,746.67.

(c)    Acknowledgment of Perfection of Security Interest. Each Credit Party hereby acknowledges that, as of the date hereof, the security interests and liens granted to the Administrative Agent and the Lenders under the Security Agreement and the other Credit Documents are in full force and effect, are properly perfected and are enforceable in accordance with the terms of the Security Agreement and the other Credit Documents and extends to all of the Obligations.

(d)    Effect of Agreement. Except as set forth expressly herein, all terms of the Credit Agreement and the other Credit Documents shall be and remain in full force and effect and shall constitute the legal, valid, binding and enforceable (except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability) obligations of the Credit Parties to the Lenders and the Administrative Agent. The execution, delivery and effectiveness of this Temporary Waiver shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of the Lenders under the Credit Agreement, nor constitute a waiver of any provision of the Credit Agreement or any Default or Event of Default other than the Specified Events of Default. This Temporary Waiver shall constitute a Credit Document for all purposes of the Credit Agreement.

(e)    Governing Law. This Temporary Waiver shall be governed by, and construed in accordance with, the internal laws of the State of New York.

(f)    No Novation. This Temporary Waiver is not intended by the parties to be, and shall not be construed to be, a novation of the Credit Agreement and the other Credit Documents or an accord and satisfaction in regard thereto.

(g)    Counterparts. This Temporary Waiver may be executed by one or more of the parties hereto in any number of separate counterparts, each of which shall be deemed an original and all of which, taken together, shall be deemed to constitute one and the same instrument. Delivery of an executed counterpart of this Temporary Waiver by facsimile transmission, electronic transmission (including delivery of an executed counterpart in .pdf format) shall be as effective as delivery of a manually executed counterpart hereof.

(h)    Binding Nature. This Temporary Waiver shall be binding upon and inure to the benefit of the parties hereto, their respective successors, successors-in-titles, and assigns. No third party beneficiaries are intended in connection with this Temporary Waiver.

(i)    Entire Understanding. This Temporary Waiver sets forth the entire understanding of the parties with respect to the matters set forth herein and shall supersede any prior negotiations or agreements, whether written or oral, with respect thereto.

(j)    Release. Each Credit Party hereby releases, acquits, and forever discharges the Administrative Agent and each of the Lenders, and each and every past and present subsidiary, affiliate, stockholder, officer, director, agent, servant, employee, representative, and attorney of the Administrative Agent and the Lenders, from any and all claims, causes of action, suits, debts, liens, obligations, liabilities, demands, losses, costs and expenses (including reasonable attorneys’ fees) of any kind, character, or nature whatsoever, known or unknown, fixed or contingent, which such Credit Party may have or claim to have now or which may hereafter arise out of or connected with any act of commission or omission of the Administrative Agent or the Lenders existing or occurring prior to the date of this Temporary Waiver or any instrument executed prior to the date of this Temporary Waiver including, without limitation, any claims, liabilities or obligations arising with respect to the Credit Agreement or the other of the Credit Documents. The provisions of this paragraph shall be binding upon each Credit Party and shall inure to the benefit of the Administrative Agent, the Lenders, and their respective heirs, executors, administrators, successors and assigns.

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IN WITNESS WHEREOF, the parties hereto have caused this Temporary Waiver under Credit Agreement to be executed as of the date first above written.

BORROWER: FLUENT, LLC

By:
Name:
Title:

[Signature Page to Temporary Waiver]

CITIZENS BANK, N.A., as a Lender, Issuing Lender, Swingline Lender and as Administrative Agent on behalf of the Lenders

By:
Name:
Title:

[Signature Page to Temporary Waiver]

BANKUNITED, N.A., as a Lender

By:
Name:
Title:

[Signature Page to Temporary Waiver]

FIRST-CITIZENS BANK & TRUST COMPANY
(successor by purchase to the Federal Deposit Insurance Corporation as receiver for Silicon Valley Bridge Bank, N.A. (as successor to Silicon Valley Bank)), as a Lender

By:
Name:
Title:

[Signature Page to Temporary Waiver]

Exhibit A

Specified Events of Default

1.

The Credit Parties failed to comply with the Total Leverage Ratio covenant for the fiscal quarter ended September 30, 2023, as required by Section 5.9(a) of the Credit Agreement, which constitutes an Event of Default pursuant to Section 7.1(c)(i) of the Credit Agreement.

2.

The Credit Parties failed to provide written notice of the name change of Fluent Insurance Agency, LLC to Purpose Insurance Agency, LLC, pursuant to Section 6.7 of the Credit Agreement, which constitutes an Event of Default pursuant to Section 7.1(c)(i) of the Credit Agreement.